FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter and Full Year 2024 Financial Results
Record 349 Net New Restaurants and 15.8% Unit Growth in 2024
Delivers 21st Consecutive Year of Same Store Sales Growth with 19.9% in 2024

Dallas, February 19, 2025 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal fourth quarter and fiscal year ended December 28, 2024.

Highlights for the fiscal fourth quarter 2024 compared to the fiscal fourth quarter 2023:

▪System-wide sales increased 27.6% to $1.2 billion
▪105 net new openings in the fiscal fourth quarter 2024
▪Domestic restaurant AUV increased to $2.1 million
▪Domestic same store sales increased 10.1%
▪Digital sales increased to 70.3% of system-wide sales
▪Total revenue increased 27.4% to $161.8 million
▪Net income increased 42.2% to $26.8 million, or $0.92 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 44.2% to $56.3 million

Highlights for the fiscal year 2024 compared to the fiscal year 2023:

▪System-wide sales increased 36.8% to $4.8 billion
▪349 net new openings in fiscal year 2024
▪System-wide restaurant count increased 15.8% to 2,563 worldwide locations
▪Domestic same store sales increased 19.9%
▪Total revenue increased 36.0% to $625.8 million
▪Net income increased 54.9% to $108.7 million, or $3.70 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 44.8% to $212.1 million

Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“2024 results demonstrated the strength and staying power of our strategies we are executing against, translating into another record year. We reached new highs with domestic AUVs of $2.1 million and opened 349 net new restaurants - a remarkable 15.8% growth rate, demonstrating the strength of our unit economics and confidence in our strategies by our Brand Partners,” said Michael Skipworth, President and Chief Executive Officer. “As we enter 2025, we remain confident in the strategies we are executing and the opportunities in front of us as we work towards our goal of becoming a Top 10 Global Restaurant Brand.”

Key operating metrics for the fiscal fourth quarter 2024 compared to the fiscal fourth quarter 2023:

	Thirteen Weeks Ended
	December 28, 2024	December 30, 2023
Number of system-wide restaurants open at end of period	2,563	2,214
Number of domestic franchise restaurants open at end of period	2,154	1,877
Number of international franchise restaurants open at end of period (1)	359	288
System-wide sales (in millions)	$1,232	$966
Domestic AUV (in thousands)	$2,138	$1,827
Domestic same store sales growth	10.1%	21.2%
Company-owned domestic same store sales growth	3.8%	10.8%
Net income (in thousands)	$26,753	$18,814
Adjusted EBITDA (in thousands)	$56,348	$39,067

(1) Including U.S. territories.

Fiscal fourth quarter 2024 financial results

Total revenue for the fiscal fourth quarter 2024 increased to $161.8 million from $127.1 million in the prior fiscal fourth quarter. Royalty revenue, franchise fees and other increased $18.0 million, of which $10.9 million was due to net new franchise development, and $4.5 million was due to domestic same store sales growth of 10.1%. Advertising fees increased $12.9 million due to a 27.6% increase in system-wide sales in the fiscal fourth quarter 2024, as well as an increase in the national advertising fund contribution rate to 5.3% from 5.0%, effective the first day of the fiscal second quarter 2024. Company-owned restaurant sales increased $3.8 million due to company-owned restaurants opened and acquired since the prior fiscal fourth quarter, as well as company-owned restaurant same store sales growth of 3.8%, driven primarily by an increase in transactions.
Cost of sales was $23.3 million compared to $19.7 million in the prior fiscal fourth quarter. As a percentage of company-owned restaurant sales, cost of sales increased to 77.6% from 75.1% in the prior fiscal fourth quarter. The increase was driven by food, beverage and packaging costs, primarily resulting from an increase in the cost of bone-in chicken wings as compared to the prior fiscal fourth quarter. Our purchases in the prior fiscal fourth quarter were tied primarily to the spot market, which benefited from significant deflation in the cost of bone-in chicken wings.
Selling, general & administrative (“SG&A”) expense increased $3.2 million to $31.2 million from $28.1 million in the prior fiscal fourth quarter. The increase in SG&A expense was primarily driven by an increase in headcount-related expenses of $3.0 million to support the growth in our business.
Depreciation and amortization increased $2.2 million to $5.9 million from $3.6 million in the prior fiscal fourth quarter. The increase in depreciation and amortization was primarily due to software assets placed in service during the fiscal second quarter 2024 that relate to the launch of our proprietary software platform: MyWingstop.

Key Operating Metrics for the fiscal year 2024 compared to the fiscal year 2023:

	Fiscal Year Ended
	December 28, 2024	December 30, 2023
Number of system-wide restaurants open at end of period	2,563	2,214
Number of domestic franchise restaurants open at end of period	2,154	1,877
Number of international franchise restaurants open at end of period(1)	359	288
System-wide sales (in millions)	$4,765	$3,482
Domestic AUV (in thousands)	$2,138	$1,827
Domestic same store sales growth	19.9%	18.3%
Company-owned domestic same store sales growth	7.7%	8.2%
Net income (in thousands)	$108,717	$70,175
Adjusted EBITDA (in thousands)	$212,061	$146,484

(1) Including U.S. territories.
Fiscal year 2024 financial results

Total revenue for fiscal year 2024 increased to $625.8 million from $460.1 million in the prior fiscal year. Royalty revenue, franchise fees and other increased $81.3 million, of which $36.1 million was due to domestic same store sales growth of 19.9%, and $29.9 million was due to net new franchise development since December 30, 2023. Advertising fees increased $60.5 million due to a 36.8% increase in system-wide sales in fiscal year 2024, as well as an increase in the national advertising fund contribution rate to 5.3% from 5.0%, effective the first day of the fiscal second quarter 2024. Company-owned restaurant sales increased $24.0 million, of which $16.0 million was related to company-owned same store sales growth of 7.7%, driven by an increase in transactions, and $8.0 million was primarily related to company-owned restaurants opened and acquired during fiscal year 2024.

Cost of sales was $91.6 million compared to $70.6 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales increased to 76.5% from 73.7% in the prior fiscal year. The increase was driven primarily by food, beverage and packaging costs, primarily resulting from an increase in the cost of bone-in chicken wings as compared to the prior fiscal year. As showcased in the Company’s supply chain strategy during 2024, the majority of bone-in wing purchases were no longer tied to the weekly wing spot market, which created predictability for food, beverage and packaging costs.

SG&A increased to $116.8 million from $96.9 million in the prior fiscal year. The increase in SG&A expense was driven by an increase in headcount-related expenses of $10.2 million to support the growth in our business, an increase in performance-based stock compensation and incentive compensation expense of $7.6 million related primarily to the Company’s performance, and an increase in professional and consulting fees of $1.2 million associated with the Company’s strategic initiatives, including system implementation costs.
Depreciation and amortization increased $6.3 million to $19.5 million from $13.2 million in the prior fiscal year. The increase in depreciation and amortization was primarily due to software assets placed in service during the fiscal second quarter 2024 that relate to the launch of our proprietary technology platform: MyWingstop.

Financial Outlook
The Company expects the following for fiscal year 2025:
•Low- to mid-single digit domestic same store sales growth;
•Global unit growth rate of 14% to 15%;
•SG&A of approximately $140 million, which includes system implementation costs of approximately $4.5 million;
•Stock-based compensation expense of approximately $26 million;
•Interest expense, net of approximately $46 million; and
•Depreciation and amortization of between $29 - $30 million.

Restaurant Development
As of December 28, 2024, there were 2,563 Wingstop restaurants system-wide. This included 2,204 restaurants in the United States, of which 2,154 were franchised restaurants and 50 were company-owned, and 359 franchised restaurants were in international markets and U.S. territories. During the fiscal fourth quarter 2024, there were 105 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on February 18, 2025, our board of directors authorized and declared a quarterly dividend of $0.27 per share of common stock, resulting in a total dividend of approximately $7.7 million. This dividend will be paid on March 28, 2025 to stockholders of record as of March 7, 2025.

Share Repurchases
As previously announced, during the fiscal fourth quarter of 2024, our board of directors authorized the purchase of up to an additional $500.0 million of our outstanding shares of common stock under our existing share repurchase program. Pursuant to that program, on December 9, 2024, the Company also entered into an accelerated share repurchase agreement (the “ASR Agreement”) to repurchase $250.0 million of its common stock.

During the fiscal fourth quarter of 2024, the Company made an initial payment of $250.0 million and received and retired 551,325 shares of its common stock under the ASR Agreement, representing an estimated 75% of the total shares expected to be delivered under the ASR Agreement, based on the closing price on the date of initial delivery of $328.54. The delivery of any remaining shares will occur at the final settlement of the transactions under the ASR Agreement, which is scheduled to occur in the fiscal first quarter of 2025. As of December 28, 2024, $311.1 million remained available under the share repurchase program.
Since the inception of the Company’s share repurchase program in August 2023, the Company has repurchased and retired 1,366,756 shares of its common stock at an average price of $272.89 per share.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, system implementation costs, and stock-based compensation expense.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal fourth quarter 2024 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 4605313. The replay will be available through Wednesday, February 26, 2025.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,550 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, cooked to order and hand sauced-and-tossed in fans’ choice of 12 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2024, Wingstop’s system-wide sales increased 36.8% to approximately $4.8 billion, marking the 21st consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, Wingstop’s system is comprised of corporate-owned restaurants and independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all guests.

In 2024, Wingstop secured a place on Ad Age’s ‘Hottest Brands’ list. The Company also earned a spot as one of QSR Magazine’s “Best Brands to Work For” and ranked #14 on Entrepreneur Magazine’s ‘Franchise 500’ as one of the fastest-growing franchises. In 2023, Wingstop earned its “Best Places to Work” certification.

For more information, visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on X, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org. Unless specifically noted otherwise, references to our website addresses, the website addresses of third parties or other references to online content in this press release do not constitute incorporation by reference of the information contained on such website and should not be considered part of this release.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2025 fiscal year outlook for domestic same store sales growth, global net new units, SG&A expense, stock-based compensation expense, interest expense, net and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Brandon Boone
Media@wingstop.com

Investor Contact
Kristen Thomas
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	December 28, 2024	December 30, 2023
Assets
Current assets
Cash and cash equivalents	$315,910	$90,216
Restricted cash	20,868	11,444
Accounts receivable, net	19,661	12,408
Prepaid expenses and other current assets	6,520	4,948
Advertising fund assets, restricted	32,659	25,328
Total current assets	395,618	144,344
Property and equipment, net	125,953	91,292
Operating lease assets	49,046	19,092
Goodwill	74,718	67,708
Trademarks	32,700	32,700
Customer relationships, net	6,476	7,740
Other non-current assets	31,735	14,949
Total assets	$716,246	$377,825
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$6,943	$4,725
Current portion of operating lease liabilities	1,059	2,380
Other current liabilities	46,782	38,571
Advertising fund liabilities	32,659	25,328
Total current liabilities	87,443	71,004
Long-term debt, net	1,206,201	712,327
Operating lease liabilities	58,169	17,807
Deferred revenues, net of current	38,877	30,145
Deferred income tax liabilities, net	1,085	3,721
Other non-current liabilities	57	187
Total liabilities	1,391,832	835,191
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,662,614 and 29,337,920 shares issued and outstanding as of December 28, 2024 and December 30, 2023, respectively	287	293
Additional paid-in-capital	1,568	2,676
Retained deficit	(676,940)	(459,994)
Accumulated other comprehensive loss	(501)	(341)
Total stockholders' deficit	(675,586)	(457,366)
Total liabilities and stockholders' deficit	$716,246	$377,825

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$75,702	$57,705	$288,354	$207,077
Advertising fees	56,063	43,128	217,630	157,138
Company-owned restaurant sales	30,056	26,224	119,823	95,840
Total revenue	161,821	127,057	625,807	460,055
Costs and expenses:
Cost of sales (1)	23,321	19,687	91,632	70,646
Advertising expenses	60,601	45,830	233,306	166,583
Selling, general and administrative	31,232	28,078	116,801	96,898
Depreciation and amortization	5,865	3,648	19,490	13,239
(Gain) loss on disposal of assets	(1,038)	—	(1,038)	95
Total costs and expenses	119,981	97,243	460,191	347,461
Operating income	41,840	29,814	165,616	112,594
Interest expense, net	6,418	4,890	21,292	18,227
Other (income) expense	(1,292)	(66)	(2,866)	57
Income before income tax expense	36,714	24,990	147,190	94,310
Income tax expense	9,961	6,176	38,473	24,135
Net income	$26,753	$18,814	$108,717	$70,175

Earnings per share
Basic	$0.92	$0.64	$3.72	$2.36
Diluted	$0.92	$0.64	$3.70	$2.35

Weighted average shares outstanding
Basic	29,091	29,407	29,262	29,769
Diluted	29,210	29,508	29,384	29,856

Dividends per share	$0.27	$0.22	$0.98	$0.82

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	December 28, 2024		December 30, 2023
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$11,184	37.2%	$9,037	34.5%
Labor costs	7,299	24.3%	6,279	23.9%
Other restaurant operating expenses	5,589	18.6%	5,035	19.2%
Vendor rebates	(751)	(2.5)%	(664)	(2.5)%
Total cost of sales	$23,321	77.6%	$19,687	75.1%

	Fiscal Year Ended
	December 28, 2024		December 30, 2023
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$43,371	36.2%	$31,697	33.1%
Labor costs	28,317	23.6%	22,963	24.0%
Other restaurant operating expenses	23,025	19.2%	18,314	19.1%
Vendor rebates	(3,081)	(2.6)%	(2,328)	(2.4)%
Total cost of sales	$91,632	76.5%	$70,646	73.7%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Domestic Franchised Activity
Beginning of period	2,064	1,791	1,877	1,678
Openings	83	86	274	202
Closures	—	—	—	(1)
Acquired by Company	—	(1)	(4)	(3)
Re-franchised by Company	7	1	7	1
Restaurants end of period	2,154	1,877	2,154	1,877

Domestic Company-Owned Activity
Beginning of period	56	46	49	43
Openings	1	3	4	4
Closures	—	—	—	—
Acquired by Company	—	1	4	3
Re-franchised to franchisees	(7)	(1)	(7)	(1)
Restaurants end of period	50	49	50	49

Total Domestic Restaurants	2,204	1,926	2,204	1,926

International Franchised Activity(1)
Beginning of period	338	262	288	238
Openings	22	29	77	59
Closures	(1)	(3)	(6)	(9)
Restaurants end of period	359	288	359	288

Total System-wide Restaurants	2,563	2,214	2,563	2,214

(1) Includes U.S. Territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income	$26,753	$18,814	$108,717	$70,175
Interest expense, net	6,418	4,890	21,292	18,227
Income tax expense	9,961	6,176	38,473	24,135
Depreciation and amortization	5,865	3,648	19,490	13,239
EBITDA	$48,997	$33,528	$187,972	$125,776
Additional adjustments:
Transaction costs (a)	316	—	316	—
Consulting fees (b)	—	—	—	5,150
System implementation costs (c)	986	—	1,713	—
Stock-based compensation expense (d)	6,049	5,539	22,060	15,558
Adjusted EBITDA	$56,348	$39,067	$212,061	$146,484

(a) Represents costs and expenses related to our 2024 securitized financing facility; all transaction costs are included in Selling, general and administrative on the Consolidated Statements of Comprehensive Income.
(b) Represents non-recurring consulting fees that are not part of our ongoing operations and are incurred to execute discrete, project-based strategic initiatives, which are included in Selling, general and administrative on the Consolidated Statements of Operations. The costs incurred in the thirteen weeks ended December 30, 2023 include consulting fees relating to a comprehensive review of our long-term growth strategy for our domestic business to explore potential future initiatives, which review was completed in fiscal year 2023. Given the magnitude and scope of this strategic review that is not expected to recur in the foreseeable future, the Company considers the incremental consulting fees incurred with respect to the initiative not reflective of the ongoing costs to operate its business.
(c)    System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(d)     Includes non-cash, stock-based compensation, net of forfeitures.